UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2012

BRIGHTCOVE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35429	20-1579162
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Congress Street, Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 882-1880

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 14, 2012 (the “Closing Date”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Brightcove Inc. (the “Company”), Zebra Acquisition Corporation, a Delaware corporation (“MergerCo”), Zencoder Inc., a Delaware corporation (“Zencoder”), and James Lindenbaum as Securityholders’ Representative, the Company completed its previously announced acquisition of all of the issued and outstanding shares of capital stock of Zencoder, and MergerCo merged with and into Zencoder, with Zencoder remaining as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”). At the closing, the Company paid approximately $30.0 million in cash. Pursuant to the Merger Agreement, $4.6 million of the purchase price was placed into an escrow fund to settle certain claims for indemnification for breaches or inaccuracies in Zencoder’s representations and warranties, covenants, agreements, and losses attributable to certain taxes, and payments due to the Company for certain adjustments to the calculation of the working capital of Zencoder as of the close of business on the day immediately prior to the Closing Date.

A copy of the Merger Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 26, 2012. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information. The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2012	Brightcove Inc.

	By:	/s/ Christopher Menard
Christopher Menard
Chief Financial Officer